                                                                     EXHIBIT 8.1


                      [Thelen Reid & Priest LLP letterhead]

                                                                    212-603-2000
July 13, 2001                                                (FAX): 212-603-2001

The Montana Power Company
40 East Broadway
Butte, Montana  59701

Gentlemen:

         We are acting as counsel to The Montana Power Company, a Montana corporation ("MPC"), in connection with the proposed merger (the "Merger") of MPC with and into The Montana Power, L.L.C. ("Subsidiary"), with Subsidiary surviving and wholly owned by Touch America Holdings, Inc., a Delaware corporation ("Holding Company"). The Merger will be consummated pursuant to a Restated and Amended Agreement and Plan of Merger, dated as of February 20, 2001, by and among MPC, Subsidiary and Holding Company (the "Merger Agreement").

         The Holding Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock and preferred stock of Holding Company to be issued to holders of shares of common stock and preferred stock of MPC pursuant to the Merger. In addition, MPC has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Proxy Statement/Prospectus"), and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts and assumptions stated in the Proxy Statement/Prospectus and upon such other documents as we have deemed appropriate. Terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

         We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of the Merger Agreement and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.

         Based upon and subject to the foregoing, we hereby confirm that the discussion set forth in the Proxy Statement/Prospectus under the caption "Material U.S. Federal Income Tax Consequences of the Merger," to the extent the statements contained therein relate to matters of United States federal income tax law or legal conclusions with respect thereto, and subject to the qualifications, limitations and assumptions contained therein, constitutes our opinion with respect to the material United States federal income tax consequences of the Merger. No opinion is expressed on any matters other than those specifically referred to herein.

         The opinion expressed herein is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Material U.S. Federal Income Tax Consequences of the Merger" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.



                                               Very truly yours,



                                            /s/ THELEN REID & PRIEST LLP


                                       2